Exhibit 4.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                                                           ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

TriCord Hurricane Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation. this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Please see attached

3. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

4. Officer Signature (Required):                                    X /s/ Charlie Hess

Filing Fee: $175.00
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF THE DESIGNATION, PREFERENCES,
RIGHTS AND LIMITATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
TRICORD HURRICANE HOLDINGS, INC.

Pursuant to Nevada Revised Statutes 78.1955

We, Charles D. Hess, President, and Kenny Tolbert, Secretary, of TriCord Hurricane Holdings, Inc. (the "Corporation"), a corporation organized and existing under the Nevada Revised Statutes, in accordance with the provisions of Section 78.1955 thereof, do hereby certify:

That pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, said Board of Directors duly authorized and adopted, by means of a majority vote to action in the Unanimous Written Consent of the Board of Directors dated January 29, 2008, the following resolution providing for the issuance of one series of the Corporation's preferred stock of the par value of $0.0001 per share, to be designated "Series A Convertible Preferred Stock:"

"RESOLVED, that an issue of a series of preferred stock of the Corporation, designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), par value $0.0001 per share with a stated value of $ .50 per share and consisting of a maximum of 1,200,000 shares, is hereby provided for and the powers, preferences and relative and other special rights, and the qualifications, limitations and restrictions thereof, are hereby fixed as follows:

1.           Name.  The preferred stock shall be designated Series A Convertible Preferred Stock (referred to hereafter as "Series A Preferred Stock");

2.           Par Value and Stated Value.  The par value is $0.0001 per share and the stated value is $ .50 per share.

3.           Dividends.  The holders of Series A Preferred Stock will be entitled to share, on an as-converted basis, in all dividends declared by the Board of Directors of the Corporation (in its sole discretion) on the Common Stock.

4.           Conversion Rights.  The holders of Series A Preferred Stock shall have the right to convert the Series A Preferred Stock into shares of Common Stock at any time and in any amount upon receipt by the Corporation of written notice of conversion in a form reasonably acceptable to the Corporation.  This initial conversion rate shall be one for one.

5.           Automatic Conversion.  The Series A Preferred Stock shall automatically be converted into Common Stock, at the then applicable conversion rate, upon the closing of any underwritten public offering of shares of Common Stock of the Corporation at a public offering price of at least $10.00 per share (as adjusted for stock splits, reverse splits and recapitalizations) and gross proceeds to the Corporation of at least $15,000,000 (a "Qualified IPO").

6.           Antidilution Provisions.  The conversion price of the Series A Preferred Stock shall be subject to proportional antidilution protection for stock splits, stock dividends, etc.

        7.            Voting Rights.  Each share of Series A Preferred Stock carries a number of votes equal to the number of shares of Common Stock then issuable upon its conversion into Common Stock.  The Series A Preferred Stock will generally vote together with the Common Stock except as otherwise provided by law.

               8.              Liquidation Preference.  Upon the liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive in preference to the Common Stock an amount equal to $.50 per share (the “Preferred Amount”).  Proceeds from a liquidation event shall be allocated among the holders of all the outstanding shares of Preferred Stock on a pro rata basis so that the Preferred Amount of the Series A Preferred Stock and the Preferred Amount of any and all other shares or classes of Preferred Stock are satisfied simultaneously.

              9.                Mandatory Redemption.  None.

              10.              Preemptive Rights.  None.

              11.              Rights of First Refusal.  Each investor shall grant the Corporation or its assignees the right of first refusal with respect to any proposed sale or transfer of shares, other than transfers to or for the benefit of the transferor's immediate family members.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Charles Hess, as President, and attested by Kenny Tolbert, as Secretary, this 6th day of January, 2006, and each of said persons by his signature hereto affirms that this Certificate is his act and deed and the act and deed of said Corporation, and that the facts stated therein are true.

TRICORD HURRICANE HOLDINGS, INC.

By:	/s/ Charles D. Hess
Charles D. Hess
President

By:	/s/ Kenny Tolbert
Kenny Tolbert
Secretary

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